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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Plan Administrator
Nuevo Energy Company
 401(k) Retirement Plan

         We consent to the incorporation by reference in the Registration Statement No. 333-51211 on Form S-8 of Nuevo Energy Company of our report dated June 27, 2003 relating to the statement of net assets available for plan benefits of Nuevo Energy Company 401(k) Retirement Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the related Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of Nuevo Energy Company 401(k) Retirement Plan.

/s/ Melton & Melton, L.L.P.

Houston, Texas

July 8, 2003

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